FOR IMMEDIATE RELEASE                                                                                               Contact: Jim Matthews
                                                                                                                                               Vice President, Treasurer
                                                                                                                                                              770-395-4577

Georgia Gulf Corporation Announces Partial Redemption of its 10 3/8% Senior Subordinated Notes Due 2007

    ATLANTA, Ga., November 21, 2003 – Georgia Gulf Corporation (GGC) announced today that it will redeem all of its 10 3/8% Senior Subordinated Notes due 2007 (the "Notes") that were not tendered on or prior to the expiration of the consent solicitation initiated by Georgia Gulf on November 3, 2003 in connection with its tender offer with respect to such Notes. $68,175,001 in principal amount was outstanding following the expiration on November 17, 2003 of the consent solicitation.
    The redemption is being made pursuant to the terms of the notes, which are redeemable at Georgia Gulf's option at a redemption price equal to 105.188% of the outstanding principal amount (i.e., $1,051.88 per $1,000 principal amount of the notes), plus an amount equal to accrued but unpaid interest to the date of redemption (i.e., from November 1, 2003, the most recent payment date of the notes, to the redemption date, interest on the aggregate principal amount of Notes called for redemption will equal $982,382.83). The redemption date has been set for December 21, 2003.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

# # #

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.

ATI-2090836v2